As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-255450

Registration No. 333-263979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-255450

Form S-8 Registration Statement No. 333-263979

UNDER

THE SECURITIES ACT OF 1933

ZYMERGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2942439
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5959 Horton Street, Suite 700

Emeryville, California 94608

(415) 801-8073

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Zymergen Inc. 2021 Incentive Award Plan

Zymergen Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Enakshi Singh

Chief Financial Officer

5959 Horton Street, Suite 700

Emeryville, California 94608

Telephone: (415) 801-8073

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Marko Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐

Accelerated filer	☐	Smaller reporting company	☒

Non-accelerated filer	☒	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Zymergen Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (File No. 333- 255450), originally filed with the SEC on April 23, 2021, pertaining to the registration of (i) 6,364,099 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for issuance under the Company’s 2014 Stock Plan; (ii) 10,770,034 shares of Common Stock for issuance under the Company’s 2021 Incentive Award Plan (the “2021 Plan”); and (iii) 2,154,006 shares of Common Stock for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”); and

2.

Registration Statement on Form S-8 (File No. 333-263979), originally filed with the SEC on March 30, 2022, pertaining to the registration of (i) 5,152,264 additional shares of Common Stock for issuance under the 2021 Plan, and (ii) 1,030,452 additional shares of Common Stock for issuance under the ESPP.

On October 19, 2022, pursuant to the Agreement and Plan of Merger dated as of July 24, 2022 (the “Merger Agreement”), by and among Ginkgo Bioworks Holdings, Inc., a Delaware corporation (“Parent”), Pepper Merger Subsidiary Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on October 19, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ZYMERGEN INC.

By:	/s/ Enakshi Singh
Name:	Enakshi Singh
Title:	Chief Financial Officer